Exhibit 99.2

Bakers Footwear Group, Inc.

Fourth Quarter and Fiscal 2006 Results Conference Call Transcript

April 10, 2007

Operator: Good morning, ladies and gentlemen. My name is Natasha and I will be your conference Operator today. At this time I would like to welcome everyone to the Bakers Footwear Fourth Quarter Fiscal Year 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer period. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the floor over to your host, Allison Malkin, ICR. Ma'am you may begin.

Allison Malkin: Thank you. Good morning, everyone.

Before we get started, I would like to remind you of the company's safe harbor language, which I'm sure you're all familiar with. The statements contained in this conference call, which are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, all of which are described in the company's filings with the SEC. And now, I would like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison: Thanks, Allison. Good morning, everyone, and thank you for joining us to discuss our fourth quarter and fiscal 2006 results. With me today is our President, Michele Bergerac, and Larry Spanley, our CFO. For this morning's call I will provide an overview of our fourth quarter and fiscal 2006 year results and update you as to the initiatives we're implementing to drive profitability in fiscal 2007. Following this, Michele will highlight our fourth quarter sales and spring 2007 fashion trends in more detail, and then Larry will review our financials. Following my closing remarks we will open the call to answer the questions you have for us today.

The fourth quarter was very challenging for Bakers Footwear. We recognized we were up against a difficult comparison given the strength of last year's fourth quarter. However sales were lower than expected driven by softness in our boots and bootie category. As a result, we took significant markdowns to clear seasonal inventory.

Fourth quarter net sales were [$]61.2 million, compared to [$]61.3 million last year. Comp store sales decreased 13.8%, compared to a 24.5% increase in comp store sales in the fourth quarter of fiscal 2005. Net income was [$]1.4 million or $0.21 per diluted share, down from [$]4.5 million, or $0.68 per diluted share in the fourth quarter last year.

Fiscal year 2006 results reflect a tough sandal season and soft sales of boots and booties in fall and winter. For fiscal 2006, net sales increased 5.1%, to [$]204.8 million, from [$]194.8 million last year, mainly reflecting the growth in our store base. Comp sales decreased 7.1% compared to an increase of 16.7% in fiscal 2005. Our net loss for fiscal 2006 was $1.5 million, or $0.24 per share, compared to net income of [$]6.6 million, or $1.04 per diluted share in fiscal 2005.

We're not satisfied with our performance for the fourth quarter or fiscal year and believe we've implemented initiatives to improve our ability to satisfy the needs of our fashion conscious customers.

We have reduced up front inventory purchases in seasonal categories that are highly weather dependent and plan to chase strong styles and trends in season. We're currently taking this approach for spring and expect this strategy to reduce our markdown risk. This spring, sales have been mixed with stronger business whenever the weather is warm and weaker business when the weather is cold. Overall, our comp store sales are down approximately 5% for the first two months of spring.

We had many positive accomplishments in fiscal 2006.

We continued our store expansion plans, opening 34 new stores and remodeling 16 locations. At year-end we operated 257 stores with the majority of our Bakers stores now in our new format. We continue to be pleased with our new and remodeled stores.

We also continue to report record sales growth in our direct business, both through our website and our catalog, demonstrating the ongoing strength of our Bakers brand and the loyalty of our customer base.

We ended fiscal 2006 with lower inventory levels compared to fiscal 2005, despite operating 22 net new stores. Year-end inventory declined [$]1.9 million to [$]24.1 million. This represents a 15.2% decrease in average inventory per store.

As we begin fiscal 200[7] we believe we're poised for improved results. We will focus on strict inventory and expense control while managing our business for increased profitability. Our goals include increasing regular priced sales by anticipating [and] reacting to the trends and styles desired by our customers.

Despite mixed results so far this season, we are seeing some strengths in each of our categories, which is a testament to our new initiatives and the abilities of our design and merchandising teams. We are encouraged and hope to build upon these trends as the season gets further underway.

For fiscal 2007, we plan to open 10 to 12 new stores, and remodel nine additional stores. We believe that this will allow us to fund our new and remodeled stores from internally generated cash flow. We remain confident in the long term potential for operating 600 Bakers and Wild Pair stores and plan to accelerate the pace of new store openings as our results and capital resources allow.

We are continuing our brand building initiatives. In March, we mailed our Bakers catalog to 800,000 households, and are encouraged by the ongoing favorable response. The catalog and website are our primary marketing tools, allowing us to broaden our appeal by showcasing our fashion image and upscale offering to new and existing customers. In 2007, we plan to mail five catalogs, up from four last year.

In summary, we have learned a lot from the adversity we faced in fiscal 2006 and believe we have strategies in place to improve our results. We're enthusiastic about our spring product offerings and believe we are now well positioned to capitalize on emerging trends without risking margin erosion.

Now, I would like to turn the call over to Michele to provide additional sales highlights.

Michele Bergerac: As Peter indicated, we were very disappointed with our fourth quarter performance. Lower than expected sales of our boot and bootie category more than offset solid results for our closed casual and dress assortments. On a positive note, our Internet and catalog sales continue to experience strong results. This component of our sales increased [$]1.3 million in the fourth quarter and [$]4.4 million for the year.

As we begin fiscal 2007 we believe we're positioned for significant margin improvement due to improved inventory management and conservative buying plans. We also expect to benefit from higher average unit retails and markups. From a fashion perspective, there is a lot of newness from materials to prints and colors that are enticing our customers to shop. We believe these trends will impact our results as the season progresses. We've learned a great deal from our challenges in fiscal 2006, and expect to apply these lessons this year.

And now, I'll turn the call over to Larry to highlight our fourth quarter and fiscal [year] results in more detail.

Larry Spanley: Thanks, Michele.

Before I begin with a review of our results, I would like to remind everyone that fiscal 2006 was a 53 week period, while fiscal 2005 was a 52 week period, and the fourth quarter of fiscal 2006 was a 14 week period, while the fourth quarter of fiscal 2005 was a 13 week period. We do not believe the extra week in fiscal 2006 materially impacts the comparisons with the prior year.

Net sales for the fourth quarter of fiscal 2006 were [$]61.2 million compared to [$]61.3 million in the fourth quarter of fiscal 2005. Comparable store sales for the fourth quarter of 2006 which compares the 14 week period ended February 3, 2007 to the 14 week period ended February 4, 2006, decreased 13.8%. Comparable stores sales increased 24.5% in the fourth quarter of 2005.

Gross profit for the fourth quarter was $20.3 million or 33.1% of net sales, down from gross profit of $23.1 million or 37.7% of net sales in the fourth quarter last year. The 460 basis point decline in gross margin was primarily due to higher than planned markdowns taken to clear seasonal boot and bootie inventory and higher occupancy costs resulting from the additional 22 net new stores compared to last year.

Selling expenses for the quarter were $13.2 million or 21.6% of net sales compared to $11.3 million or 18.4% of net sales in the fourth quarter last year. The 320 basis point increase in selling expenses was driven by higher store payroll and depreciation expenses related to new and remodeled stores and increased catalog and web store marketing expenses.

General and administrative expenses for the quarter were $4.3 million or 7.1% of net sales, compared to $4.5 million or 7.3% of net sales in the fourth quarter last year.

Operating income for the fourth quarter of 2006 decreased to [$]2.7 million or 4.4% of net sales from [$]7.3 million or 11.9% of net sales in the prior year fourth quarter.

Net income was [$]1.4 million or $0.21 per diluted share on 6.6 million weighted average shares outstanding. This [...] compares to net income of [$]4.5 million or $0.68 per diluted share on 6.7 million weighted average shares outstanding in the fourth quarter of 2005.

For fiscal 2006, net sales rose 5.1% to [$]204.8 million from [$]194.8 million in fiscal 2005. Fiscal 2006 comp store sales which compares the 53 week period ending February 3, 2007 to the 53 week period ending February 4, 2006, decreased 7.1%. This compares to a 16.7% increase in the comp store sales in fiscal 2005.

Gross profit for fiscal 2006 decreased to [$]62.2 million or 30.4% of net sales from [$]65.3 million or [33.6]% of net sales in fiscal 2005. The 320 basis point decline in gross margin was primarily due to higher markdowns throughout the year and higher occupancy costs resulting [from] increased store count. New stores productivity partially offset the decrease, accounting for [$]7.2 million of additional gross profit.

Selling expenses for fiscal 2006 were [$]45.2 million or 22.1% of net sales, compared to [$]38.4 million or 19.7% of net sales in the prior year. The 240 basis point increase was driven by higher store payroll and depreciation expenses related to new and remodeled stores, and increased catalog and web store marketing expenses.

General and administrative expenses for fiscal 2006 increased to [$]18.2 million or 8.9% of net sales compared to [$]15.8 million or 8.1% of net sales in fiscal 2005. The increase was driven by higher administrative wages and benefits and increased professional fees.

Our fiscal 2006 operating loss was [$]1.6 million compared to operating income of [$]10.7 million or 5.5% of net sales in fiscal 2005.

Net loss for the year was [$]1.5 million compared to net income of [$]6.6 million in fiscal 2005. Loss per share for fiscal 2006 was $0.24 on 6.5 million weighted average shares outstanding compared to diluted earnings per share of $1.04 on 6.3 million weighted average shares outstanding in fiscal 2005.

Turning to key balance sheet and cash flow highlights, we ended the year with a cash balance of $400,000, down from [$]3.9 million last year, and inventory decreased to [$]24.1 million from [$]26 million last year. We had a $13.1 million balance on our revolving credit facility at the end of fiscal 2006. We had no outstanding balance on our credit facility at the end of fiscal 2005.

Cash provided by operating activities for fiscal 2006 was [$]2.4 million compared to [$]17.5 million for fiscal 2005. Capital expenditures for fiscal 2006 were [$]20.4 million compared to [$]22.8 million for fiscal 2005. For fiscal 2007 we currently expect capital expenditures to be approximately $10 million.

And now, I will turn the call over to Peter for closing remarks.

Peter Edison: Thanks, Larry. In conclusion, we had a disappointing fiscal 2006. We are intensely focused on the future and remain optimistic regarding the spring season. We believe our leadership position in the fashion footwear segment combined with the success of our new store format and brand building efforts has positioned us for increased sales and profitability in fiscal 2007.

Now, I'd like to turn the call over to the Operator to begin the question-and-answer portion.

Operator: Thank you. At this time if you would like to pose a question, press star, then the number one on your telephone keypad.

Your first question comes from Liz Pierce of Roth Capital Partners.

Liz Pierce: Good morning, Peter. How are you?

Peter Edison: Good, Liz. How are you?

Liz Pierce: Good. I actually wanted to talk a little bit about the inventory issue -- or not the issue but what you guys are doing differently in terms of not -- you know, putting as much dollars into up front purchases or seasonal merchandise, maybe just a little more color to help us understand how that doesn't compromise you, I know you're in a chase mode but it's kind of like which comes first, the chicken or the egg almost?

Peter Edison: Yeah, I mean it limits your upside more, I mean when you plan inventory down the way we have and go and chase it, if you catch good business you will not be able to drive the same level of comps that you would have driven if you'd had more inventory, you can capture a much higher percentage of the profit however because it will actually reduce your markdown risk. We just felt that the risk/reward ratio for us given the performance of 2006 was best served by buying very tightly so that we really minimize the markdown risk, letting gross margin rebound and then going after whatever sales can materialize from chasing and it is a strategy that might leave some profits on the table but is more likely to assure you of at least an acceptable level of profitability.

Liz Pierce: And if I understood... that was helpful. What I understood if this is more seasonal, I think that was my question, right, versus just like pumps and things like that or is it across the board?

Peter Edison: I would say that these are merchandising calls. We really manage it at a macro level and Michele and Mark they work with the individual buyers on what it is they're going to buy more heavily and what they're going to wait and see and they get the closest thing might be to say the bigger the fashion risk maybe the lighter you play it until you see the whites of their eyes. But I'll ask to see if Michele wants to add color to that.

Michele Bergerac: I think, Liz, though the answer is both. So first of all, it is the total inventory but it is to a greater degree the seasonal. So as a specific example where you'll hear us saying a few times today that the open [business is] kind of waiting for the weather to warm up to really get going. We've made a decision that we will play the back end of this summer tight and sometimes the last re-order is the most expensive, is the expression we use. So we're not going to go back for the last sales, we are going to transition to late summer, early fall selling instead.

Liz Pierce: Okay. And then if you talk about the boot and bootie season what would you think about doing differently for this coming fall season as you kind of rethink the issues?

Michele Bergerac: I guess I would start out by saying that we were somewhat surprised by the fourth quarter slowdown, it really did happen all at once. Third quarter the boot numbers were absolutely acceptable and it all kind of happened starting in November. So having said that, the plan is to plan the inventory turn very fast and that way we can react if necessary because we can afford to fly boots with our markup structure.

Liz Pierce: Okay. Okay. I'll let somebody else go, I have a few more but I'll get back in the queue.

Peter Edison: Thanks.

Operator: Thank you. Your next question comes from Ronald Bookbinder from Sterne Agee. Please go ahead.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning, Ron.

Ronald Bookbinder: It seems that this year you're totally focused on operating margin recovery, planning the inventory down. How much gross margin do you think you could recover from this past year with how you're planning your inventory?

Peter Edison: You know the, our hope and plan is to recover back to '05 levels.

Ronald Bookbinder: Is that on gross margin or operating margin?

Peter Edison: I'm sorry, that's on gross margin not on operating margin.

Ronald Bookbinder: Okay. So that would be around what, 300 basis points?

Peter Edison: A little over 300 basis points.

Ronald Bookbinder: Okay. On the SG&A side, while you're planning the sales to be I guess flat to slightly negative, what are you doing on the SG&A side to control costs so that you won't have a de-leveraging of the SG&A and that would eat up your operating profit?

Peter Edison: On the administrative expense side if you take out the management bonus we've reduced administrative expenses below last year's levels and continue to work on that. On the selling expense side [...] we've had some significant payroll control benefits and see that payroll, which is the biggest controllable, is something that we expect to drop as a percentage of sales. And so those are really our two big initiatives on expense control that we expect to leverage in '07.

Ronald Bookbinder: Okay. So when we look at an operating profit line do you think you could get back to a 2005 operating profit level this year on a percentage of revenue basis?

Peter Edison: You can, but the only way to do it is to recover the lost comp, or you don't even have to recover the entire lost comp but you would have to recover a big chunk of this, so you'd have to make a judgment on whether you think there's a 5% comp available for the year. And it's certainly not something we are planning on.

Ronald Bookbinder: Hmm-hmm. On the inventory, down basically 15% on a same store basis, has that changed at all now that you've gotten into Q1, have you reloaded the stores at all or the fact that sales are down 5% on a comp basis you're not looking at much clearance because inventory is so much tighter?

Peter Edison: Well we don't believe we're looking at the excessive clearance markdown from the prior year because these are levels that are within our tolerance for the planning that we did. We have been adjusting our plan as the season goes along and so we don't have at today's levels what I would consider excess markdowns. So we have planned our inventory tight, it will stay tight all year. It's doubtful that it will catch up and.... but I think that's sort of necessary because the flip side is too great a risk. If you get your inventory up and your sales don't come through then you have to mark it all down, so we'd rather take the risk of missing some business.

Michele Bergerac: Ron?

Ronald Bookbinder: Yes.

Michele Bergerac: If I could just add, we had too much inventory last year so....

Ronald Bookbinder: Both in sandals and boots.

Michele Bergerac: Yes, and so the (inaudible) we're going to have less all the way through which I have to operate as if there were two sides to my personality, I'd have to control it and the other half of me is the merchant half that probably likes to buy more than anybody at this building. But I'd have to be realistic that we had too much inventory and the margin showed it and the turns showed it. So the idea that we have less than last year is conservative but it's not necessarily that.

Ronald Bookbinder: Okay, great. Thank you.

Operator: Thank you. Your next question comes from RJ Hottovy of Next Generation.

RJ Hottovy: Good morning, everyone.

Peter Edison: Good morning, RJ.

RJ Hottovy: I guess I have a couple of questions for Michele. The first being just if we could get a sense as to how the sandal category is reacting compared to last year? Obviously the total company comps are down 5% in February and March, but if you could help us just get an understanding as to the sandal category broken out on its own. And then secondly you talked about bringing up the average unit retail for the year and just for the sake of comparison I wanted to know if we could get a sense as to what it was in 2006 and really how much upside do you see on that number?

Michele Bergerac: Okay. I'll start out with the early signs in the category. Our closed business is extremely strong. Closed dress, closed tailored, closed casuals, so everywhere that a shoe is closed up is very, very good. Opened up footwear I think partly fashion directed, partly weather, is only fair. We plan to get the open inventories down dramatically. So going into the season we were down more than $10 million [compared to] last year in open. We have made a decision to change the balance of the percentages for the summer because what's happening is shoes like peep toes or opened up on the side that we consider closed shoes because they're not strippy, they're continuing to sell. So we re-colored those for summer in floral, in print, in stripes and dots all those kinds of things and we're going to run those through the summer at higher inventory levels than we normally would and we're going to keep the sandal line inventories at a lower level than last year. Does that answer the question?

RJ Hottovy: Yeah, I think that was a pretty good job of answering what I was looking for.

Michele Bergerac: Okay.

Peter Edison: The averages, you know, the average unit retails are up double-digits so far this spring. That isn't to say that they will continue that way but that's a combination of -- this is in footwear, the combination of added markup and somewhat lighter promotions.

RJ Hottovy: Do you have a sense of where, I mean for a full year number do you have a target in mind or is that just kind of still in the process?

Peter Edison: Yeah, not for a full year we do not.

RJ Hottovy: Okay. And then I guess my last question really just has to do with the marketing expense for this year and just to get a sense of how much more you're looking at in terms of marketing for this coming year?

Peter Edison: The marketing expense is planned up slightly primarily because the catalog expenditures are in marketing and it's all lumped together since we're spending and mailing a lot more books. It drives marketing expenditures up slightly.

RJ Hottovy: Okay. Thank you and good luck on the upcoming season.

Peter Edison: Thanks, RJ.

Operator: Thank you. Your next question comes from Joseph George of Thomas Weisel.

Joseph George: Good morning, guys.

Peter Edison: Good morning, Joseph.

Joseph George: A couple of quick questions. I wanted to get a sense of what was boots as a percentage of inventory at the end of the quarter? And how does that compare with the number last year?

Peter Edison: We're all looking at each other because no one has that number. Michele is looking to see if she can find it.

Joseph George: Or could you give me a sense of how the number looks as of today? I mean after you've done all your sales in (inaudible) in March, how does it look today?

Peter Edison: How does the boot inventory look today. Okay.

Joseph George: Yeah.

Peter Edison: This year it looks like it's...

Michele Bergerac: We're right now at an average store basis we are lower than last year in inventory in boots.

Peter Edison: It looks like it's about 10% of inventory... maybe it was 11% last year.

Joseph George: Okay. Got it. And also I wanted to get a sense of the strength that you're seeing in the closed casual category in February and March? And if you were to look only at that particular category can you say that you have comp positive in March?

Michele Bergerac: If we were just looking at the casuals?

Joseph George: Yup.

Michele Bergerac: Absolutely.

Joseph George: Closed casual.

Michele Bergerac: Yes, absolutely. And of course that gives me some cautious optimism going forward. What we consider as part of our casuals, all our flats are in there, all our closed flats and also all our canvas and athletic shoes.

Joseph George: Got it. Okay. And the last thing I wanted to know is how are your new stores ramping up? And then if you look at the performance of the new stores and compared that to the performance of a metro unit, what will that be, what percentage would that be?

Peter Edison: New stores are operating at, but they consistently have operated roughly 85% of the average store in the first year and then that grows to over 90[%], you know, it takes them two years roughly to mature so... but that has continued, that new store volume has gone up and down with the comp as if they were being hurt by comp sales or helped by comp sales.

Joseph George: Right, and that has been consistent throughout 2006 as well or (inaudible)...

Peter Edison: That...

Joseph George: ... have you...

Peter Edison: Those ratios continued in 2006. The average store volume dropped -- average new store volume dropped at the same rate that the average store volume dropped.

Joseph George: Got it. That's it, thanks.

Peter Edison: Uh-huh.

Operator: Thank you. Your next question comes from Heather Boksen of Sidoti & Company. Please go ahead.

Heather Boksen: Good morning, guys. Most of mine have been answered but first one quick housekeeping kind of question. Can you tell me what you're planning in terms of D&A for '07?

Peter Edison: Depreciation and amortization will be just under $10 million.

Heather Boksen: Okay. And you know we keep hearing all this talk lately about with the housing slump and what that's going to do to the strength of consumer spending, has there been any impact so far on your customer and just any comment or your thoughts on that?

Peter Edison: It's really hard to translate what we do and analyze it from the point of view of economics. We [...] are so fashion dependent that it's [roughly] 98% fashion, [and] the other [...] piece of it is weather [...] for us. The only economic insight we have is that perhaps if there had been a weak area of our company in the early part of the spring it might have been with the sort of the blue collar stores that you might operate or the urban stores where customers perhaps don't have the net income so those have perked up actually recently. So I'm not sure that it's true anymore but it was more true, it's been somewhat true for the spring season to-date.

Michele Bergerac: The other thing I would add that's probably very self evident is we really believe that our Internet growth is not only coming from really just the change in lifestyle and customer preference, but also we think there is an element in that where people are making choices and saying, "You know what, if I stay home and shop from my computer I'm not spending the gas money." And so the house, the gas, the car payment, the credit card, it all goes into the same bucket and we're just going to keep feeding that Internet monster as long as she tells us she wants to shop that way.

Heather Boksen: Got ya. And just lastly, you know, just in general with respect to the spring merchandise assortment, is it fair to say you guys are happy with the assortment you have?

Peter Edison: I have to say we look at our stores and we look around and [...] we feel pleased with the way the stores look and the way the merchandise is. You know maybe a shoe here and a shoe there, you might do differently but we're quite pleased.

Heather Boksen: Okay, thanks, everyone.

Peter Edison: Thanks, Heather.

Operator: Thank you. Once again, if you do have a question, press star, one on your telephone keypad at this time.

Your next question is a follow-up from Liz Pierce of Roth Capital Partners.

Liz Pierce: Hi. Michele, actually, could we go back to something that you've said, I just want to clarify that I understand looking, and I'm looking at the most recent catalog, actually the spring collection, when you talk about open versus closed, so the peep toe you consider closed, right?

Michele Bergerac: Right, we count those in our closed shoes.

Liz Pierce: Okay. And then if it has like a sling back, even though it might have somewhat of a closed front, is that like a peep toe front, is that considered a closed or open?

Michele Bergerac: If... I don't have a catalog in front of me but, so I'm going to go from memory here, but you know I probably see it in my sleep...

Liz Pierce:	It's called the Kristin or the Kirsten.

Michele Bergerac: Those would be an open. That would be an open toe and an open back sling.

Liz Pierce: Right.

Michele Bergerac: Yeah, those are all in open. And of course the strippy ones are all in open.

Liz Pierce: Right, that [is what] I thought, but I just wanted to for our own kind of processes as we look at the merchandise.

Michele Bergerac: Sure, sure.

Liz Pierce: And then I don't remember because I know you did talk a second ago about inventory content, but do you give inventory between open and closed toe, like during the season, like the split between open and closed?

Michele Bergerac: Do we give them out or do we manage them?

Liz Pierce: Well I know you manage them. I hope you manage them. No, just like do you call it right now what percent would be open versus closed?

Michele Bergerac: Well right now we're at about... these are very round numbers because I don't have all my end of month final numbers in front of me, our total percentage is probably down 10 full percentage points to last year.

Liz Pierce: Okay, but that's total inventory.

Michele Bergerac: Yes.

Liz Pierce: Okay, I was just (inaudible).

Michele Bergerac: Oh, I'm sorry. What I'm saying to you is if last year our open footwear was as an example 40% of the total...

Liz Pierce: I see.

Michele Bergerac: ... it's currently 30.

Liz Pierce: Okay. And maybe bigger picture, end of season what would be the mix between open and closed? Like would it be 40 versus 50 or it just depends on the fashion?

Michele Bergerac: Well if we go into summer it's going to go up because even though we're saying it's not blockbusters, it's still we're up against over half our business last summer being open footwear.

Peter Edison: In '05 it was over 70% in the second quarter and '06 it dropped to 60%, [...] so, it went up against that and we're going to play it down.

Liz Pierce: So you are playing it down but you still feel -- I mean it's still a fairly large commitment.

Michele Bergerac: Hmm-hmm.

Liz Pierce: Okay. All right. And then on the loyalty program, I think, what's the number of customers in that program?

Peter Edison: The B-Card program has roughly [over 100,000] customers in it.

Liz Pierce: Okay. And your mailing, and you expect, you mailed last catalog [800,000] and should we look at that as kind of the go forward number for the at least first couple of years?

Peter Edison: It's been building with each mailing as we sign up customers who request catalogs in our stores when we sign up customers. So our expectation is it will continue to build.

Liz Pierce: Okay.

Michele Bergerac: Liz, we don't mail our catalogs uniquely to our loyalty customers. In other words, the B-Card customers are one bucket of folks, we also have a significant list of our web customers that may in fact not own a loyalty card and previous catalog customers and people that e-mail us and ask to participate. So we have other significant mailing lists other than just the loyalty card people.

Liz Pierce: Okay.

Peter Edison: And the list has been growing about 100,000 per quarter.

Liz Pierce: Okay. Okay. And then in terms of April promotions, how do they compare versus last year?

Michele Bergerac: Well we will at this point we will anniversary last year's event. We ran a significant sandal event at the end of April that we'll anniversary from last year but of course the inventories are down so the promotion will cost us less. The big difference will be we're mailing a catalog that we didn't have last year.

Liz Pierce: Okay. All right. Great. Thanks.

Peter Edison: Thanks, Liz.

Operator: Thank you. At this time, I would like to turn the call over to Peter Edison for closing remarks.

Peter Edison: Okay. Thank you everyone. I appreciate your participation and support. I look forward to speaking with you again when we report the first quarter results in June, if not sooner.

Operator: Thank you. This concludes today's conference call. You may now disconnect.